UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
           Pursuant to Section 13 OR 15(d) of the Securities Exchange
                                   Act of 1934


         Date of Report (Date of earliest event reported): July 23, 2003



                    Federal Agricultural Mortgage Corporation
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)


  Federally chartered
   instrumentality of
   the United States                   0-17440            52-1578738
------------------------            ------------       -----------------
(State or other jurisdiction of     (Commission        (I.R.S. Employer
 incorporation or organization)     File Number)      Identification No.)



 1133 21st Street, N.W., Suite 600, Washington, D.C.         20036
-----------------------------------------------------      ----------
      (Address of principal executive offices)             (Zip Code)


       Registrant's telephone number, including area code: (202) 872-7700


                                    No change
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

      (a) Not applicable.

      (b) Not applicable.

      (c) Exhibits:

                  99 Press release dated July 23, 2003.

Item 9.  Regulation FD Disclosure.

     On July 23, 2003, the Registrant issued a press release to announce the Registrant's financial results for second quarter 2003. A copy of the press release is attached to this report as Exhibit 99 and is incorporated herein by reference.

     The information set forth above is being furnished under "Item 9. Regulation FD Disclosure" and "Item 12. Results of Operations and Financial Condition" and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. The information in this Form 8-K shall not be incorporated by reference in any other filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 except as shall be expressly set forth by specific reference to this Form 8-K in such a filing.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL
                                       MORTGAGE CORPORATION



                                    By:  /s/ Jerome  G. Oslick
                                       ---------------------
                                  Name:   Jerome  G. Oslick
                                  Title:  Vice President - General Counsel




Dated:      July 23, 2003

                                  EXHIBIT INDEX

Exhibit No.                   Description                            Page No.

99                           Press  Release  Dated  July 23, 2003       5

                                                                    Exhibit 99



                                   Farmer Mac

                                      NEWS


FOR IMMEDIATE RELEASE                                   CONTACT
July 23, 2003                                           Jerome Oslick
                                                        202-872-7700


                     Farmer Mac Reports Solid Second Quarter



     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today announced net income for second quarter 2003 of $8.4 million, or $0.70 per diluted share, compared to $8.4 million and $0.70 per diluted share for first quarter 2003 and $6.3 million and $0.52 per diluted share for second quarter 2002.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "Farmer Mac's second quarter performance is continuing evidence of its financial strength as it fulfills its Congressionally-mandated mission to serve America's farmers, ranchers and rural homeowners.

     "We are pleased with our GAAP earnings. In addition, Farmer Mac focuses on its `core earnings,' which, as described in this press release, is a non-GAAP measure developed by Farmer Mac to present net income available to common stockholders less the after-tax effects of FAS 133 and less the after-tax net gains and losses on the repurchase of debt. Core earnings were $5.8 million for second quarter 2003, compared to $5.9 million for first quarter 2003 and $5.8 million for second quarter 2002.

     "We are encouraged by the continuing improvements in the performance of the portfolio of loans underlying our guarantees and long-term standby purchase commitments ("LTSPCs"). As of June 30, 2003, there were $51.3 million of 90-day delinquencies representing 1.06 percent of the portfolio, versus $50.3 million and 1.12 percent as of June 30, 2002. Segments of the portfolio have aged into their expected peak loss years and Farmer Mac has enhanced its credit management efforts directed toward problem loan servicing and loss mitigation. These efforts have been successful in leveling the amount of 90-day delinquencies in Farmer Mac's portfolio.

     "Farmer Mac's financial performance was solid and progress continued on loan servicing. New business volume improved to $322.3 million for second quarter 2003, compared to $267.5 million for first quarter 2003, but still remained light compared to prior quarters. We believe this is traceable to lower demand in the agricultural mortgage market, affecting all agricultural mortgage lenders, and to residual effects of adverse publicity based on misinformation about Farmer Mac disseminated in 2002. Nonetheless, lender interest in Farmer Mac has produced a steady stream of new volume in the form of Farmer Mac I and II individual loan purchases and additions to existing LTSPC arrangements, and prospects for larger portfolio transactions continue to exist. Second quarter 2003 financial results demonstrate the long-term stability of Farmer Mac's business model, based in large part on the annuity-like income from guarantee and commitment fees.

     "We believe that Farmer Mac's financial condition and business prospects are strong and that core earnings per share in 2003 will exceed core earnings of $1.90 per share in 2002."

     GAAP (generally accepted accounting principles in the United States) net income, the most comparable GAAP measure to core earnings, is heavily influenced by unrealized gains or losses in the value of financial derivatives used to hedge interest rate risk in Farmer Mac's mortgage portfolio. Since the value of those financial derivatives is driven by fluctuations in interest rates that cannot reliably be projected, Farmer Mac is unable to provide an outlook for GAAP net income for 2003.


Non-GAAP Performance Measures

     Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents certain non-GAAP performance measures.  Farmer  Mac uses  these  non-GAAP  performance  measures  to  develop financial plans, to measure corporate performance and to set incentive compensation. They provide relatively less volatile financial information and are a more accurate representation of Farmer Mac's economic performance, transaction economics and business trends. Investors and the investment analyst community have previously used similar measures to evaluate Farmer Mac's historical and future performance. Farmer Mac's disclosure of non-GAAP measures is not intended to replace GAAP information but, rather, to supplement it.

     One such non-GAAP measure is core earnings, which Farmer Mac developed to present net income available to common stockholders less the after-tax effects of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"), and less the after-tax net gains and losses on the repurchase of debt that, prior to January 1, 2003, were reported as extraordinary items. Due in part to the favorable effects of FAS 133, Farmer Mac's GAAP net income available to common stockholders increased to $8.4 million for second quarter 2003, compared to $6.3 million for second quarter 2002, while its less volatile core earnings were $5.8 million for both second quarter 2003 and second quarter 2002. The reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table:

                        Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings
------------------------------------------------------------------------------------------------------------------------------------

                                                 Three Months Ended                                   Six Months Ended
                                     ---------------------- -----------------------   ----------------------- ----------------------
                                           June 30,                June 30,                  June 30,               June 30,
                                             2003                    2002                      2003                   2002
                                     ---------------------- -----------------------   ----------------------- ----------------------
                                                               (in thousands, except per share amounts)
                                                    Per                     Per                       Per                    Per
                                                  Diluted                 Diluted                   Diluted                Diluted
                                                   Share                   Share                     Share                  Share
                                                 ----------              ----------                ----------             ----------
GAAP net income available
   to common stockholders              $ 8,366     $ 0.70      $ 6,286     $ 0.52      $ 16,790     $ 1.40      $ 13,493    $ 1.12

Less the effects of FAS 133:
   Gains and (Losses) on financial
    derivatives and trading
    assets, net of tax                   2,521       0.21         (149)     (0.01)        4,963       0.41            (4)        -
   Benefit from non-amortization
    of premium payments
    on financial derivatives,
    net of tax                              81       0.01          101       0.01           162       0.02           202      0.02

Less gains and on the
   repurchase of debt previously
   reported as extraordinary items,
   net of tax                                -          -          583       0.04             -          -         2,203      0.18

                                     ----------- ----------- ----------- -----------  ----------- ----------- ----------- ----------
Core earnings                          $ 5,764     $ 0.48      $ 5,751     $ 0.48      $ 11,665     $ 0.97      $ 11,092    $ 0.92
                                     ----------- ----------- ----------- -----------  ----------- ----------- ----------- ----------


Later in this release, Farmer Mac provides additional information about the impact of FAS 133, which increased net income by $2.6 million in second quarter 2003.

Net Interest Income

     Net interest income, which does not include guarantee fees for loans purchased prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was $9.2 million for second quarter 2003, compared to $9.5 million for first quarter 2003 and $8.9 million for second quarter 2002. The net interest yield was 89 basis points for second quarter 2003, compared to 95 basis points for first quarter 2003 and 93 basis points for second quarter 2002. The effects of FAS 140 for second quarter 2003, first quarter 2003 and second quarter 2002 were the reclassification of guarantee fee income as interest income in the amount of approximately $1.1 million (10 basis points), $1.1 million (11 basis points) and $0.7 million (7 basis points), respectively. The net interest yields for second quarter 2003, first quarter 2003 and second quarter 2002 included the benefits of yield maintenance payments of 11 basis points, 14 basis points and 7 basis points, respectively. For second quarter 2003, the effects of yield maintenance payments on net income and diluted earnings per share were $0.8 million and $0.06 per diluted share, respectively, compared to $0.9 million and $0.07 per diluted share for first quarter 2003 and $0.4 million and $0.04 per diluted share for second quarter 2002.

Guarantee and Commitment Fees

     Guarantee and commitment fees were $5.1 million for second quarter 2003, compared to $5.1 million for first quarter 2003 and $4.7 million for second quarter 2002. The year-to-year increase in guarantee and commitment fees reflects an increase in the average balance of outstanding guarantees and commitments. As discussed above, for second quarter 2003, $1.1 million of guarantee fee income was reclassified as interest income in accordance with FAS 140, compared to $1.1 million for first quarter 2003 and $0.7 million for second quarter 2002.

Operating Expenses

     Compensation and employee benefits for second quarter 2003 were $1.5 million, compared to $1.4 million for first quarter 2003 and $1.3 million for second quarter 2002. General and administrative expenses for second quarter 2003 were $1.2 million, compared to $1.2 million for first quarter 2003 and $1.5 million for second quarter 2002. Regulatory fees for second quarter 2003 were $0.4 million, compared to $0.4 million for first quarter 2003 and $0.2 million for second quarter 2002. Discussion of the provision for losses is covered under the topic of "Credit" later in this release.

Capital

     Farmer Mac's core capital totaled $202.9 million as of June 30, 2003, compared to $192.4 million as of March 31, 2003 and $176.0 million as of June 30, 2002. The regulatory methodology for calculating core capital excludes the effects of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115") and FAS 133, which are reported on Farmer Mac's balance sheet as accumulated other comprehensive income/(loss). Farmer Mac's core capital as of June 30, 2003 exceeded the statutory minimum capital requirement of $138.8 million by $64.1 million.

     Farmer Mac is required to meet the capital standards of a risk-based capital stress test promulgated by the Farm Credit Administration ("RBC test"). The RBC test determines the amount of regulatory capital (core capital plus allowances for losses) Farmer Mac would need to maintain positive capital during a ten-year stress period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock at the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury rate. The RBC test then adds to the resulting capital requirement an additional 30 percent for management and operational risk.

     As of June 30, 2003, the RBC test generated an estimated risk-based capital requirement of $50.4 million. Farmer Mac's regulatory capital of $224.8 million exceeded that amount by approximately $174.4 million. The $7.5 million decrease in the risk-based capital requirement from $57.9 million as of March 31, 2003 was a result of changes in the interest rate environment and the ageing of Farmer Mac's loan portfolio. Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

Credit

     As of June 30, 2003, Farmer Mac's 90-day delinquencies totaled $51.3 million, representing 1.06 percent of the principal balance of all loans held and loans underlying post-Farm Credit System Reform Act ("1996 Act") Farmer Mac I Guaranteed Securities and LTSPCs, compared to $50.3 million and 1.12 percent, respectively, as of June 30, 2002. The 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.

     As of June 30, 2003, non-performing assets totaled $80.2 million, representing 1.64 percent of the principal balance of all loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $65.2 million (1.45 percent) as of June 30, 2002. Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy, or real estate owned ("REO"). As described in more detail below, the year-to-year increase in the principal balance of non-performing assets reflects a group of loans that, though the borrowers on those loans have filed for bankruptcy protection, are current under the original loan terms or a court-approved bankruptcy plan and certain segments of the portfolio that are cycling through foreclosure and into the asset category real estate owned, which completes the involuntary loan liquidation process.

     The difference between the non-performing asset and 90-day delinquency measures is the exclusion of the real estate owned asset category and loans performing in bankruptcy from 90-day delinquencies. Unlike the non-performing asset measure, the 90-day delinquency measure takes into account only those outstanding loans on which borrowers are not current on their required payments and does not include loans that have been liquidated.

     From quarter to quarter, Farmer Mac anticipates that 90-day delinquencies and non-performing assets will fluctuate, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of most Farmer Mac I loans.

     As each cohort year of loan originations in Farmer Mac's portfolio of loans held and loans underlying LTSPCs and post-1996 Act Farmer Mac I Guaranteed Securities has entered, and started to exit, its peak default years, segments of the portfolio have begun to exhibit characteristics of a mature portfolio. For example, during 2001 and 2002, the portfolio had its first loans cycle through foreclosure and into the real estate owned asset category, which completes the involuntary loan liquidation process. As of June 30, 2003, Farmer Mac had $17.2 million of real estate owned, compared to $8.2 million as of March 31, 2003 and $2.5 million as of June 30, 2002. The commodity and geographic diversification of the REO properties is consistent with the commodity and geographic diversification of the non-performing assets. Analysis of the portfolio by its geographic distribution indicates that non-performing assets, including REO, have been and are expected to be most prevalent in the loans concentrated in geographic areas and commodities that do not receive significant government support.

     Prior to acquisition of property securing a loan, Farmer Mac devises a liquidation strategy that results in either an immediate sale or retention pending later sale. Farmer Mac evaluates these and other alternatives based upon the economics of the transactions and requirements of local law. Under the law in many states, borrowers whose mortgages have been foreclosed have a period of time, called a "redemption period," during which they have a right to re-acquire their property. In such cases, the redemption period results in a restriction on the marketability of the property and the most economically advantageous disposition strategy often includes a holding period beyond the expiration of the redemption period. As of June 30, 2003, approximately one-third of Farmer Mac's REO was subject to borrower redemption.

     Farmer Mac analyzes each loan in its portfolio of non-performing assets to measure impairment, based on the fair value of the underlying collateral. As of June 30, 2003, Farmer Mac's analysis of its $80.2 million of non-performing assets and their updated appraisals or other collateral valuations indicated that $68.3 million of non-performing assets were adequately collateralized. On the remaining $11.9 million of non-performing assets, loan-by-loan analyses considering updated collateral values indicated individual collateral shortfalls that totaled $2.8 million. Farmer Mac allocated specific allowances in that amount to those loans. As of June 30, 2003, after the allocation of specific allowances to under-collateralized loans, Farmer Mac had additional non-specific or general allowances of $19.1 million relating to inherent probable losses in the portfolio, with the total allowance for losses at $21.9 million.

     During second quarter 2003, Farmer Mac charged off $1.3 million in losses against the allowance for losses. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged off or incur additional losses, if liquidation proceeds vary from previous estimates. Farmer Mac's total provision for losses was $2.1 million for second quarter 2003, compared to $2.1 million for first quarter 2003 and $2.0 million for second quarter 2002. As of June 30, 2003, Farmer Mac's allowance for losses totaled $21.9 million, or 45 basis points on the outstanding post-1996 Act loans, compared to $21.1 million (44 basis points) as of March 31, 2003 and $18.3 million (41 basis points) as of June 30, 2002. Based on Farmer Mac's analysis of its entire portfolio, individual loan-by-loan analyses, and loan collection experience, Farmer Mac believes that specific and inherent probable losses are covered adequately by its allowance for losses.

Interest Rate Risk

     Farmer Mac measures its interest rate risk through several tests, including the sensitivity of Market Value of Equity ("MVE") and Net Interest Income ("NII") to uniform or "parallel" yield curve shocks. As of June 30, 2003, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would have increased MVE by 1.5 percent, while a parallel decrease of 100 basis points would have decreased MVE by 2.9 percent. As of June 30, 2003, a parallel increase of 100 basis points would have increased Farmer Mac's NII, a shorter-term measure of interest rate risk, by 6.6 percent, while a parallel decrease of 100 basis points would have decreased NII by 7.0 percent. Farmer Mac also measures the sensitivity of both MVE and NII to a variety of non-parallel interest rate shocks. As of June 30, 2003, Farmer Mac's MVE and NII were less sensitive to those non-parallel shocks than to parallel shocks. Farmer Mac's duration gap, another measure of interest rate risk, was minus 1.2 months.

     The economic effects of derivatives, including interest rate swaps, are included in the MVE, NII and duration gap analyses. Farmer Mac uses derivatives principally as an alternative to traditional debt issuance in which it enters into contracts to pay fixed rates of interest and receive floating rates of interest from counterparties. These "floating-to-fixed interest rate swaps" are used to adjust the characteristics of Farmer Mac's short-term debt to match more closely the cash flow and duration characteristics of its longer-term mortgage assets, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of June 30, 2003, Farmer Mac had $703.0 million notional amount of floating-to-fixed interest rate swaps for terms ranging from one month to 15 years. In addition, Farmer Mac enters into interest rate swaps to adjust the characteristics of its assets and liabilities to match more closely, on a cash flow and duration basis, thereby reducing interest rate risk. As of June 30, 2003, Farmer Mac had $478.7 million of such interest rate swaps.

     Farmer Mac uses derivatives for hedging purposes, not for speculative purposes. All of Farmer Mac's derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of June 30, 2003, Farmer Mac had no uncollateralized net exposure to any counterparty.

Derivatives and Financial Statement Effects of FAS 133

     Farmer Mac accounts for its derivatives under FAS 133, which became effective January 1, 2001. The implementation of FAS 133 resulted in significant accounting changes to both the consolidated statements of operations and balance sheets. During second quarter 2003, the increase in net after-tax income resulting from FAS 133 was $2.6 million and the net after-tax decrease in accumulated other comprehensive income was $6.5 million. During first quarter 2003, the increase in net after-tax income resulting from FAS 133 was $2.5 million and the net after-tax increase in accumulated other comprehensive income was $1.1 million. For second quarter 2002, the decreases in net after-tax income and accumulated other comprehensive income resulting from FAS 133 were $0.1 million and $14.6 million, respectively. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. Some of the important factors that could cause Farmer Mac's actual results to differ materially from management's expectations include uncertainties regarding: (1) the rate and direction of development of the secondary market for agricultural mortgage loans; (2) the possible establishment of additional statutory or regulatory restrictions on Farmer Mac that could hamper its growth or restrain its profitability; (3) substantial changes in interest rates, agricultural land values, commodity prices, export demand for U.S. agricultural products and the general economy; (4) protracted adverse weather, market or other conditions affecting particular geographic regions or particular commodities related to agricultural mortgage loans backing Farmer Mac I Guaranteed Securities or under LTSPCs; (5) legislative or regulatory developments or interpretations of Farmer Mac's statutory charter that could adversely affect Farmer Mac or the ability of certain lenders to participate in its programs or the terms of any such participation; (6) Farmer Mac's access to the debt markets at favorable rates and terms; (7) the possible effect of the risk-based capital requirement, which could, under certain circumstances, be in excess of the statutory minimum capital level; (8) the outcome of the pending review of Farmer Mac by the General Accounting Office; (9) borrower preferences for fixed-rate agricultural mortgage indebtedness; (10) lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (11) competitive pressures in the purchase of agricultural mortgage loans and the sale of agricultural mortgage-backed and debt securities; or (12) the effects on the agricultural economy of any changes in federal assistance for agriculture. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission ("SEC") on March 27, 2003 and Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the SEC on May 15, 2003. The forward-looking statements contained herein represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by the SEC.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Form 10-K and Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's second quarter 2003 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Thursday, July 24, 2003, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.

                                     * * * *

                                    Federal Agricultural Mortgage Corporation
                                           Consolidated Balance Sheets
                                                 (in thousands)

                                                          June 30,            December 31,            June 30,
                                                            2003                  2002                  2002
                                                      ------------------    ------------------   -------------------
                                                         (unaudited)            (audited)           (unaudited)
Assets:
   Cash and cash equivalents                              $ 620,581             $ 723,800             $ 479,528
   Investment securities                                    976,330               830,409               977,474
   Farmer Mac Guaranteed Securities                       1,543,039             1,608,507             1,655,356
   Loans                                                  1,005,403               966,123               837,102
     Allowance for loan losses                               (3,102)               (2,662)               (4,672)
                                                      ------------------    ------------------   -------------------
        Loans, net                                        1,002,301               963,461               832,430
   Real estate owned, net of valuation allowance
     of $0.6 million, $0.6 million and zero                  17,241                 5,031                 2,489
   Financial derivatives                                      4,751                   317                   721
   Interest receivable                                       56,171                65,276                63,076
   Guarantee and commitment fees receivable                   4,648                 5,938                 5,051
   Deferred tax asset                                        10,106                 9,666                 7,261
   Prepaid expenses and other assets                         32,679                10,510                 9,459
                                                      ------------------    ------------------   -------------------
    Total assets                                        $ 4,267,847           $ 4,222,915           $ 4,032,845
                                                      ------------------    ------------------   -------------------
Liabilities and Stockholders' Equity:
   Notes payable:
    Due within one year                                 $ 2,863,112           $ 2,895,746           $ 2,661,792
    Due after one year                                    1,026,864               985,318             1,086,671
                                                      ------------------    ------------------   -------------------
     Total notes payable                                  3,889,976             3,881,064             3,748,463
   Financial derivatives                                     98,433                94,314                35,035
   Accrued interest payable                                  29,349                29,756                30,744
   Accounts payable and accrued expenses                     29,227                17,453                19,997
   Reserve for losses                                        18,169                16,757                13,655
                                                      ------------------    ------------------   -------------------
    Total liabilities                                     4,065,154             4,039,344             3,847,894
   Preferred stock                                           35,000                35,000                35,000
   Common stock at par                                       11,790                11,638                11,629
   Additional paid-in capital                                84,504                82,527                82,380
   Accumulated other comprehensive income/(loss)               (203)                 (407)                8,932
   Retained earnings                                         71,602                54,813                47,010
                                                      ------------------    ------------------   -------------------
   Total Stockholders' Equity                               202,693               183,571               184,951
                                                      ------------------    ------------------   -------------------
    Total Liabilities and Stockholders' Equity          $ 4,267,847           $ 4,222,915           $ 4,032,845
                                                      ------------------    ------------------   -------------------

                             Federal Agricultural Mortgage Corporation
                               Consolidated Statements of Operations
                              (in thousands, except per share amounts)

                                                       Three Months Ended           Six Months Ended
                                                  --------------------------- ---------------------------
                                                    June 30,      June 30,       June 30,      June 30,
                                                      2003          2002           2003          2002
                                                  ------------ -------------- ------------- -------------
                                                  (unaudited)   (unaudited)    (unaudited)   (unaudited)
Interest income:
  Investments and cash equivalents                  $ 8,574       $ 10,556      $ 17,751      $ 20,882
  Farmer Mac Guaranteed Securities                   18,688         22,541        38,200        45,560
  Loans                                              13,288         10,394        26,137        14,193
                                                  ------------ -------------- ------------- -------------
Total interest income                                40,550         43,491        82,088        80,635
Interest expense                                     31,395         34,641        63,481        64,315
                                                  ------------ -------------- ------------- -------------
Net interest income                                   9,155          8,850        18,607        16,320
Provision for loan losses                            (1,416)             -        (2,624)            -
                                                  ------------ -------------- ------------- -------------
Net interest income after provision for loan losses   7,739          8,850        15,983        16,320

Guarantee and commitment fees                         5,111          4,723        10,205         9,290
Gains/(Losses) on financial derivatives
   and trading assets                                 3,879           (230)        7,635            (6)
Gains on the repurchase of debt                           -            897             -         3,389
Miscellaneous income                                    138            368           389           760
                                                  ------------ -------------- ------------- -------------
Total revenues                                       16,867         14,608        34,212        29,753
                                                  ------------ -------------- ------------- -------------

Expenses:
  Compensation and employee benefits                  1,465          1,324         2,905         2,580
  General and administrative                          1,213          1,499         2,404         2,592
  Regulatory fees                                       382            197           765           393
  Provision for losses                                  697          2,022         1,592         4,038
                                                  ------------ -------------- ------------- -------------
Total operating expenses                              3,757          5,042         7,666         9,603
                                                  ------------ -------------- ------------- -------------
Income before income taxes                           13,110          9,566        26,546        20,150
Income tax expense                                    4,184          2,944         8,636         6,321
                                                  ------------ -------------- ------------- -------------
Net income                                            8,926          6,622        17,910        13,829
Preferred stock dividends                              (560)          (336)       (1,120)         (336)
                                                  ------------ -------------- ------------- -------------
Net income available to common stockholders         $ 8,366        $ 6,286      $ 16,790      $ 13,493
                                                  ------------ -------------- ------------- -------------

Earnings per common share:
    Basic earnings per common share                  $ 0.71         $ 0.55        $ 1.44        $ 1.17
    Diluted earnings per common share                $ 0.70         $ 0.52        $ 1.40        $ 1.12

                    Federal Agricultural Mortgage Corporation
                            Supplemental Information


     The following tables present quarterly and annual information regarding loan purchases, guarantees and LTSPCs, outstanding guarantees and LTSPCs and non-performing assets and 90-day delinquencies.

               Farmer Mac Purchases, Guarantees and Commitments
----------------------------------------------------------------------------------------
                                     Farmer Mac I
                           ------------------------------
                             Loans and
                             Guaranteed
                             Securities       LTSPCs       Farmer Mac II       Total
                           --------------- -------------- ---------------- -------------
                                                  (in thousands)
For the quarter ended:
   June 30, 2003             $ 65,615      $ 179,025         $ 77,636       $ 322,276
   March 31, 2003              59,054        166,574           41,893         267,521
   December 31, 2002           62,841        395,597           38,714         497,152
   September 30, 2002          58,475        140,157           37,374         236,006
   June 30, 2002              551,690        280,904           57,769         890,363
   March 31, 2002              74,875        338,821           39,154         452,850
   December 31, 2001           62,953        237,292           51,056         351,301
   September 30, 2001          75,135        246,472           42,396         364,003
   June 30, 2001               85,439        499,508           57,012         641,959
   March 31, 2001              48,600         49,695           47,707         146,002

For the year ended:
   December 31, 2002          747,881      1,155,479          173,011       2,076,371
   December 31, 2001          272,127      1,032,967          198,171       1,503,265


                      Farmer Mac Outstanding Loans, Guarantees and Commitments (1)
------------------------------------------------------------------------------------------------------
                                     Farmer Mac I
                      ----------------------------------------------
                              Post-1996 Act
                      -------------------------------
                        Loans and
                        Guaranteed                      Pre-1996
                        Securities        LTSPCs           Act        Farmer Mac II        Total
                      --------------- --------------- -------------- ---------------- ----------------
                                                      (in thousands)
As of:
  June 30, 2003        $ 2,108,180      $2,790,480       $ 28,057        $ 668,899      $ 5,595,616
  March 31, 2003         2,111,861       2,732,620         29,216          650,152        5,523,849
  December 31, 2002      2,168,994       2,681,240         31,960          645,790        5,527,984
  September 30, 2002     2,127,460       2,407,469         35,297          630,452        5,200,678
  June 30, 2002          2,180,948       2,336,886         37,873          617,503        5,173,210
  March 31, 2002         1,655,485       2,126,485         41,414          592,836        4,416,220
  December 31, 2001      1,658,716       1,884,260         48,979          595,156        4,187,111
  September 30, 2001     1,605,160       1,731,861         58,813          608,944        4,004,778
  June 30, 2001          1,572,800       1,537,061         65,709          579,251        3,754,821


                            Outstanding Balance of Loans Held and Loans Underlying
                        On-Balance Sheet Post-1996 Act Farmer Mac Guaranteed Securities
--------------------------------------------------------------------------------------------------------
                               Fixed Rate
                              (10-yr. Wtd.       5-to-10-Year      1-Month-to-3-Year
                               Avg. Term)       ARMs and Resets          ARMs                Total
                           ------------------  ----------------- ---------------------- ----------------
                                                          (in thousands)
As of:
     June 30, 2003              $ 889,839       $ 1,064,824             $ 511,700        $ 2,466,363
     March 31, 2003               880,316         1,057,310               515,910          2,453,536
     December 31, 2002          1,003,434           981,548               494,713          2,479,695
     September 30, 2002         1,000,518           934,435               498,815          2,433,768
     June 30, 2002              1,016,997           892,737               516,892          2,426,626
     March 31, 2002               751,222           797,780               350,482          1,899,484
     December 31, 2001            764,115           790,948               302,169          1,857,232

                                         Non-performing Assets and 90-Day Delinquencies
---------------------------------------------------------------------------------------------------------------------------------
                           Outstanding
                          Post-1996 Act                                        Less:
                             Loans,             Non-                          REO and
                         Guarantees and      Performing                      Performing             90-Day
                             LTSPCs          Assets (2)     Percentage      Bankruptcies       Delinquencies (3)     Percentage
                       ------------------  --------------  -------------   ---------------   ---------------------  -------------
                                                               (dollars in thousands)
As of:
   June 30, 2003         $ 4,875,059         $ 80,169         1.64%           $ 28,883            $ 51,286              1.06%
   March 31, 2003          4,820,887           94,822         1.97%             18,662              76,160              1.58%
   December 31, 2002       4,821,634           75,308         1.56%             17,094              58,214              1.21%
   September 30, 2002      4,506,330           91,286         2.03%             11,460              79,826              1.77%
   June 30, 2002           4,489,735           65,196         1.45%             14,931              50,265              1.12%
   March 31, 2002          3,754,171           87,097         2.32%              7,903              79,194              2.11%
   December 31, 2001       3,428,176           58,279         1.70%              3,743              54,536              1.59%
   September 30, 2001      3,318,796           71,686         2.16%              5,183              66,503              2.00%
   June 30, 2001           3,089,460           53,139         1.72%              4,274              48,865              1.58%
   March 31, 2001          2,562,374           67,134         2.62%              2,154              64,980              2.54%

               Distribution of Post-1996 Act
          Non-performing Assets by Original LTV Ratio
                   as of June 30, 2003
---------------------------------------------------------------
                  (dollars in thousands)
                            Non-performing
  Original LTV Ratio            Assets            Percentage
-----------------------   -------------------  ----------------
   0.00% to 40.00%             $ 10,106              13%
  40.01% to 50.00%               10,788              13%
  50.01% to 60.00%               26,421              33%
  60.01% to 70.00%               29,897              37%
  70.01% to 80.00%                2,264               3%
  80.01% +                          693               1%
                          -------------------  ----------------
                 Total         $ 80,169             100%
                          -------------------  ----------------

              Distribution of Post-1996 Act Non-performing Assets
                         by Loan Origination Date
                            as of June 30, 2003
------------------------------------------------------------------------------
                          (dollars in thousands)
     Loan                                 Outstanding
  Origination       Non-performing         Guarantees
     Date               Assets             and LTSPCs           Percentage
----------------  ------------------  --------------------  ------------------
  Before 1994         $  4,076           $   643,596              0.63%
     1994                  610               157,836              0.39%
     1995                3,452               148,556              2.32%
     1996               12,552               347,339              3.61%
     1997               15,846               397,069              3.99%
     1998               14,725               672,812              2.19%
     1999               12,846               714,419              1.80%
     2000                9,123               425,374              2.14%
     2001                6,570               609,014              1.08%
     2002                    -               579,485              0.00%
     2003                  369               179,559              0.21%
                  ------------------  --------------------  ------------------
          Total       $ 80,169           $ 4,875,059              1.64%
                  ------------------  --------------------  ------------------

(1) Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2) Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan) or real estate owned.
(3) 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.